SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  March 4, 1999

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267              84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction               File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 4, 1999, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") reported today that the Company's proved oil and gas reserves as of December 31, 1998, were 91.7 billion cubic feet of natural gas equivalents (BCFE), a 58% increase over the 58.2 BCFE reported at year-end 1997. Natural gas represented 92% of the Company's year-end 1998 reserves.

     George O. Mallon, Jr., Chairman of the Company, said, "We are pleased with the significant increase in our year-end reserves, which represents well over five times our production during the year. We are particularly pleased with the growth considering the difficult industry environment and the impact of sharply lower oil and gas prices on reserves for the entire industry. The fact that almost all of the reserve additions came from development drilling and recompletions is especially gratifying."

     Despite the dramatic increase in reserve quantities, the discounted present value of Mallon's reserves, calculated under Securities and Exchange Commission regulations ("SEC PV-10 Value") as of December 31, 1998, was $43.3 million, a 10% decline from $47.9 million at year-end 1997. The decline reflected the mandated use of year-end prices for calculating cash flows from future production. The prices used in this calculation for year-end 1998 were $1.43 per mcf of gas and $10.03 per barrel of oil, compared to 1997 year-end prices of $1.95 per mcf of gas (a 27% decline) and $16.14 per barrel of oil (a 38% decline).

     Mr. Mallon noted, "The mandated use of such depressed prices had a significant negative effect on our SEC PV-10 Value and reduced our reported reserves. We believe that the true value and quantity of our reserves, which have grown by 138% since year-end 1996, are significantly understated. Notwithstanding the current poor oil and gas market conditions, we believe that we will continue to register above average reserve growth over the next several years."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                         Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Mallon Resources Corporation


March 9, 1999            By: _/s/ Roy K. Ross_____________________
                             Roy K. Ross, Executive Vice President